Registration No 333-76560
Filed Pursuant to Rule 424(b)(3)

Viisage Technology, Inc.

Supplement dated November 6, 2002
to Prospectus dated January 10, 2002

Revisions Relating to Selling Stockholders:

The table following the caption “SELLING STOCKHOLDERS” is revised as follows:

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After Offering(1)	Percentage of Shares of Common Stock Beneficially Owned After Offering(2)
AIG Soundshore Holdings Fund Ltd. (3)	61,130	61,130	0	*
AIG Soundshore Opportunity Holding Fund Ltd (3)	37,718	37,718	0	*
AIG Soundshore Private Investors Holding Fund Ltd. (3)	10,953	10,953	0	*
AIG Soundshore Strategic Holding Fund Ltd. (3)	31,216	31,216	0	*
Alpha Capital (3)	109,524	109,524	0	*
Capital Ventures International (3)	328,572	328,572	0	*
Castle Creek Technology Partners, LLC (3)	273,810	273,810	0	*
Catalyst International Ltd. (3)	1,643	1,643	0	*
Catalyst Partners L.P. (3)	53,120	53,120	0	*
Commerce Bank & Trust Company (4)	16,000	16,000	0	*
Cranshire Capital L.P. (3)	54,762	54,762	0	*
Deutsche Bank AG (3)	56,713	13,800	42,913	*
Elliott Associates, L.P. (3), (5)	270,775	129,375	61,400	*
Elliott International, L.P. (3)	185,125	158,125	27,000	*
Gemstone Investment Company, Inc. (4)	9,000	9,000	0	*
Gryphon Master Fund (3)	328,900	328,900	0	*
Hoosac Bank (4)	5,000	5,000	0	*
Langley Partners, LP (3)	162,750	162,750	0	*
Lau Technologies	6,291,367	500,000	5,791,367	29.3
LibertyView Funds, LP (3)	49,286	49,286	0	*
LibertyView Fund, LLC (3)	5,477	5,477	0	*
Manchester Securities Corp. (6)	80,000	80,000	0	*
Omicron Master Trust (6), (7)	81,097	81,097	0	*
Paul Revere Capital Partners Ltd. (3), (6)	117,870	117,870	0	*
Portside Growth & Opportunity Fund (3)	54,763	54,763	0	*
Quantico Partners, LP	165,000	165,000	0	*
Radyr Investments Ltd (3)	57,500	57,500	0	*
Smithfield Fiduciary LLC (3), (6)	353,810	353,810	0	*
Steelhead Investments Ltd. (3)	230,000	230,000	0	*
Stonestreet LP (3)	23,000	23,000	0	*
Triton West Group (3)	46,000	46,000	0	*
Windsor Group LLC	40,000	40,000	0	*

TOTAL	9,511,881	3,589,201	5,922,680

*	Indicates less than 1%.
(1)	Assumes the sale of all the shares covered by this prospectus.
(2)	Based upon 19,656,142 shares of common stock issued and outstanding as of December 31, 2001.
(3)
Consists of shares of common stock acquired by the selling stockholder prior to the date of this Prospectus and shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $12.08 per share.

(4)	Consists of shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $10.79 per share.
(5)
Includes 80,000 shares underlying warrants held by Manchester Securities Corp., a wholly-owned subsidiary of Ellicott Associates. Ellicott Associates disclaims beneficial ownership of the 80,000 warrants held by Manchester Securities and the underlying shares.

(6)	Consists of shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $11.89 per share ($11.73 per share for Omicron Master Trust).
(7)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for the purposes of Regulation 13D-G under the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

Investors should retain this supplement with the prospectus for future reference.

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